Exhibit 10.9

CONTRACT AGREEMENT

BETWEEN the first party:

Chad DeGroot; Metasun

201-1040 West 8th_

Vancouver BC V6H 4C1

("Contractor")

AND the second party:

ACEKICKER.COM HOLDINGS INC.

Unit 2 415 Dunedin St

Victoria BC

V8T 5G8

("AceKicker")

October, 2004

This contract agreement is between Metasun; Chad DeGroot (herein referred to as “Contractor”) and ACEKICKER.COM HOLDINGS INC. (herein referred to as “AceKicker”). Both AceKicker and the Contractor agree to the following terms and conditions:

General

1)	This agreement does not obligate either party to future commitments unless otherwise stated.
2)

Nothing in this agreement shall be deemed to constitute a partnership between, or a joint venture by, or an agency relationship between the parties or to constitute a contract of employment between AceKicker and the Contractor.

3)	The Contractor will sign a “Confidentiality, Non-Disclosure and Non-Competition Agreement” with AceKicker.
4)	The contract period of performance is from November 1 2004 to April 30 2005.
5)

This contract may be terminated by the sole discretion of either party with a 3 week written notice. Should either party decide to cease the arrangement, the contractor agrees to work a minimum of one week at the AceKicker offices in the final month of the term to facilitate a turnover.

6)

The Contractor agrees to keep in good financial and legal standing, including payment of all taxes required. In any event, the Contractor agrees not to hold AceKicker responsible for any financial or legal issues incurred by the Contractor other than explicitly identified in this agreement.

7)	During the period of performance the Contractor agrees not engage in other activities or contracts for services which would potentially encroach on the well being of AceKicker.

8)	The AceKicker Technical Support Manager is David Taylor. At the sole discretion of AceKicker, another individual may be substituted as the Technical Support Manager at any time.
9)	At times, the Contractor may be required to work odd hours to address emergency business critical activities without additional compensation.

Financial

10)	The contract will be paid on a monthly basis at $5958 per month.
11)	Under normal conditions, the contractor will be expected to attribute 40 hours per week against related taskings.
12)	The compensation includes management, overhead, fees and all other Contractor expenses during the performance of the contract unless explicitly stated otherwise.
13)	The Contractor may invoice for services within 7 calendar days of month’s end, and AceKicker will make payment within 7 calendar days of receipt of invoice.
14)	The invoice shall clearly indicate the performance period and any applicable taxes or legally required fees.

Services

15)	The Contractor shall provide the services of Chad DeGroot to conduct technical support for Planet Poker, United Poker Forum, Bingo Vega and Casino Vega. The general nature of services/support will be:
	a)	to provide maintenance to existing systems and associated web sites
	b)	to provide enhancements to existing systems and associated web sites
	c)	to provide on call assistance to other AceKicker technical staff
	d)	to provide emergency assistance to help maintain continuous site operations
	e)	to provide recommendations to maintain and improve site operations
	f)	to provide and maintain documentation and reporting as required
16)	The Contractor may not, unless authorized in writing by AceKicker, substitute the services of Chad DeGroot with that of another individual.
17)	The Contractor shall ensure that services provided by Chad DeGroot are provided professionally in good faith and represent a best effort on behalf of Chad DeGroot.

18)

Work tasks will normally come from the Contractor’s supervisor, the Technical Support Manager. However, tasks related to Casino Vega / Bingo Vega may come directly to the contractor from the Floorman. The Technical Support Manager and the contractor shall communicate on an as required basis in order to coordinate and level-load work tasks.

19)

The Contractor may work remotely from the Vancouver area. At AceKicker's discretion, the contractor may be required to report to the office facilities a maximum of once per week. AceKicker agrees to pay for reasonable associated travel expenses to and from the remote location. Under normal circumstances, the contractor will not be required to overnight in the Victoria area.

20)

In a business emergency situation and at AceKicker's discretion, the contractor may be required to visit and remain at the AceKicker facility, however, all reasonable means will be taken by both parties to avoid such a situation. Under such circumstances, AceKicker will be obligated to provide for reasonable travel and accommodations.

21)

The contractor is responsible to provide his own workstation and suitable Internet connection at their remote worksite location. The security posture of the workstation shall meet or exceed the security posture of workstations in the Victoria AceKicker office environment.

22)

The contractor is responsible to provide a landline telephone. AceKicker will provide a calling card or other means to defer any costs associated with telecommunication requirements in the execution of the contractor’s tasks. The contractor agrees to make maximum use of electronic communications such as e-mail or chat where feasible and efficient to minimize costs.

23)

The contractor agrees to provide a weekly report summarizing their activities by day for the past week that will be filed by e-mail to the Technical Service Manager by close of business Friday each week

24)	AceKicker will exercise reasonable judgment in assigning workload and duties.

/s/ Dave Taylor	/s/ Chad DeGroot
Dave Taylor	Chad DeGroot
Technical Support Manager	Contractor
Acekicker

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